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CLEARFIELD

FY14 Year-End "FieldReport"

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; the effectiveness of distributors and new selling channels; dependence on third-party manufacturers and the availability of raw materials, particularly fiber; the success of efforts to reduce expenses through manufacturing improvements and procurement; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax assets, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2013 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD

FY14 Year-End "FieldReport"

November 13, 2014

2

Welcome to Clearfield's fiscal year-end 2014 FieldReport. The FieldReport is Clearfield's quarterly on-line briefing to shareholders on Company performance.


CLEARFIELD
Cheri Beranek
President and CEO
November 13, 2014
3

This is Cheri Beranek, President and CEO for Clearfield. Each quarter, we will prepare an audio presentation with corresponding slides for your review and information. We also welcome your questions and encourage you to send these questions to our attention through our website. Our comments to relevant questions will be posted for the benefit of all current and prospective shareholders.

To start our FieldReport, I'd like to call first upon Dan Herzog, Clearfield's CFO to review the financials for the year and final quarter.



Dan Herzog

Chief Financial Officer

November 13, 2014 4

Revenue for the fourth quarter 2014 was $14,321,000 in comparison to revenue of $19,039,000 for the fourth quarter 2013, a decrease of 25%. Gross profit was $5,897,000 for the fourth quarter of 2014, in comparison to $8,221,000 for the fourth quarter of 2013, a decrease of approximately 28%. Gross margin for the fourth quarter 2014 was 41.2%, versus 43.2% in the fourth quarter of fiscal 2013. Operating expenses were $4,225,000 for the fourth quarter 2014, in comparison to $4,408,000 for the fourth quarter of 2013, a decrease of approximately 4%. Pre-tax income was $1,697,000, a decrease of $2,139,000, or 56%, from $3,836,000 recorded in the fourth quarter of 2013. Income tax expense was $648,000 for the fourth quarter of fiscal year 2014 compared to $1,339,000 for the fourth quarter of fiscal year 2013. Net income was $1,049,000, or $0.08 per diluted share, for the fourth quarter 2014, compared to net income of $2,496,000, or $0.19 per diluted share, in the fourth quarter 2013, a decrease of 58%.


Clearfield, Inc. Selected Fiscal Year Information
CLEARFIELD
Revenue and GP%
Revenue $
GP%
Operating Income
Shareholder Equity
Cash and Cash Equivalents
(Short and Long Term)
November 13, 2014
5

Revenue for fiscal year 2014 was $58,045,000 in comparison to $53,353,000 for fiscal 2013, an increase of 9%. Gross profit was $24,599,000 for fiscal 2014, in comparison to $21,990,000 for fiscal 2013, an increase of 12%. Gross margin for fiscal 2014 was 42.4% in comparison to 41.2% in fiscal 2013. Operating expenses were $16,081,000 for fiscal 2014, in comparison to $14,545,000 in fiscal 2013, an increase of 11%. Pre-tax income was $8,614,000, up $1,077,000, or approximately 14%, from fiscal year 2013 in which $7,537,000 was recorded. Income tax expense was $3,181,000 for fiscal 2014 compared to $2,803,000 for fiscal year 2013, an increase of $378,000, or approximately 13%. Net income was $5,433,000, or $0.40 per diluted share for fiscal 2014, compared to $4,734,000 or $0.36 per diluted share in fiscal year 2013, an increase of 15%. Nearly all of the tax expense recorded in fiscal 2014 and fiscal 2013 had a non-cash effect on the operating cash flow of the business. In fiscal 2014, net cash paid for income taxes was $361,000, compared to $154,000 in fiscal 2013.

Orders in backlog as of September 30, 2014 totaled $3,340,000 in comparison to $3,326,000 as of June 30, 2014, reflecting an increase of $14,000, or less than 1%, and $8,638,000 as of September 30, 2013, reflecting a decrease of $5,298,000, or 61%. Cash and investments at September 30, 2014 totaled $33,125,000 in comparison to $22,570,000 as of September 30, 2013, reflecting an increase of $10,555,000. The Company has no long-term debt.



Cheri Beranek

President and CEO

November 13, 2014 6

To date, Clearfield has declined to provide specific revenue guidance as market factors outside of our influence and control can significantly alter revenues on a month to month and quarter over quarter basis. However, we want to ensure three things are clear:

- Uneven revenue may continue and revenues in the first half of this fiscal year may be less than in the first half of last fiscal year.
- We have invested in considerable manufacturing capacity in the U.S. and Mexico and anticipate posting year-end 2015 revenue that will take advantage of this capacity.
- 2015 revenue numbers are anticipated to be consistent with the compounded annual growth rate that Clearfield has experienced over the last 5 years.

November 13, 2014 7

First, uneven revenue numbers may continue and revenues in the first half of 2015 may be less than in the first half of 2016.

Second, we have invested in considerable capacity in the U.S. and Mexico to respond to revenues anticipated in the second half of 2015 as well as significant projected market growth in 2016 and beyond in the U.S. and throughout North America.

Finally, we anticipate posting year-end 2015 revenue and operating income numbers that will take advantage of this capacity and that are consistent with the compounded annual growth rate that Clearfield has historically posted. We anticipate growth from all markets and all customer groups.

With a background in marketing, I spend the majority of my time evaluating the opportunities that will build long-term, sustainable growth for Clearfield. I encourage our team at Clearfield to focus on the next challenge and to spend little time looking backwards. However, when we do look "backward", we are careful to ensure we are looking at that data in the clearest light possible.


Quarterly 12 Months (TTM) Revenue Trend Analysis
(000's)
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
Q1 2013
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Q3 2014
Q4 2014
Quarter Revenue
Trailing 12 Month Revenue
November 13, 2014
8

Rather than single quarter analysis, we believe in trend lines. From our perspective, trend lines are one of the best indicators of true accomplishments as well as indicators of future long-term potential. One of my favorites is trailing 12-month revenue. This graph shows our trailing 12 month revenue for the last eight quarters.

At first glance, it's a very positive representation of the growth experienced by Clearfield over the last two years. Trailing 12 month revenue growing from just over $38 million to more than $60 million.

On second glance, looking only at the last quarterly period, some observers might be concerned about the future revenue trend of the organization due to the single quarter of decline.


Customer Revenue Concentrations
$20,000,000
$18,000,000
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Q1 2013
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Q3 2014
Q4 2014
Customer 1
Customers 2-500+
November 13, 2014
9

I believe a look at customer concentration helps us best understand the picture. In the fourth quarter of FY13, 41% of revenue was associated with one customer. However, revenue from that same customer in the fourth quarter of FY14, represented 6% of sales. While Clearfield did anticipate that sales would be higher from this customer for the period, we also actively worked to successfully broaden our base of customers through a number of initiatives. Revenues from these customers grew 19% for the period.

Clearfield sells to nearly 450 customers on a direct basis but sells to hundreds more through our distribution network. Our share of revenue sold through distribution increased from 32% in FY13 to 37% this past year. This diversification of revenues is key to a strong, sustainable organization and I am confident that Clearfield now has multiple initiatives by which to continue to grow our organization in FY15 and beyond.


Quarterly and Trailing 12 Months (TTM) Revenue with
Forward-looking Linear Trend Calculations
(000's)
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Q1 2013
Q2 2013
Q3 2013
Q4 2013
Q1 2014
Q2 2014
Q3 2014
Q4 2014
Quarter Revenue
Linear Trend Lines
November 13, 2014
10

Business analysts, will look at past data and extrapolate the trend line for future quarters, and see some very positive possibilities. It also illustrates how a single quarter of revenue, such as what Clearfield experienced in Q4 of last year should be taken into context for the extended period. Shareholders should note that this is not a projection of revenue for upcoming quarters, but rather a analysis of forward-looking linear trend calculations.


Annual Change in N. American FTTH Homes – Connected
Actuals and Forecast
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
Source: Render Vanderslice
November 13, 2014
North American FTTH and Advanced Broadband Review and Forecast to 2017
11

Render Vanderslice is a research organization that follows the Fiber to the Home Industry. The fiber to the home market hit its peak in 2008 due to early investments by Verizon, and dipped to its lowest rate of investment in 2011. This graph reports the number of additional homes connected to each year with a substantial uptick in 2013. 2014 was reported to be consistent with the 2013 period with a significant increase in 2015 and 2016 and beyond as the trials and pilots that either currently are in process or planned, bear fruition.

Our ability to compete in this marketplace is based upon our ability to rapidly design and deliver innovative technologies that allow for the successful deployment of Gigabit Broadband networks. We at Clearfield believe that our rapid delivery of innovative products that that reduce to cost of deployment is why we've been able to outpace the growth of the industry over the last two years. We also believe it is the foundation that will allow us to continue to build upon that growth in upcoming reporting periods.


CLEARFIELD
Clearview Blue
Cassette
FieldShield
Microduct
FieldShield
SmarTerminal
FieldShield Pushable
Connectors
FieldSmart (FDP)
Wall Box
FieldSmart KIS
FieldSmart FSC
Cabinet
FieldSmart FxHD
Highest density in the industry
November 13, 2014
12

As you may know, the Clearview Cassette teamed with our FieldSmart line of fiber management enclosures is the market's only fiber management system based upon a single architecture that allows scalable deployment that aligns capital expenditures alongside our service providers' customer take rates. The launch of our FieldShield fiber delivery system, doubles our available revenue opportunities with an innovative means by which to connect the home. These patented technologies reduce the labor hours needed for deployment and allow our customers to leverage their highly skilled splicing engineers to transport networks and expand their labor force with new entrants.


November 13, 2014
13

We are exceptionally pleased with the industry's response to our FieldShield MPO Pushable Connector, which is designed to simplify the deployment of fiber where multiple fibers are required. Ensuring fiber protection and optical reliability, the FieldShield Pushable Multifiber Push-On (MPO) Connector greatly reduces installation costs for Fiber to the Home (FTTH) installations, business class services, cell backhaul or any other small count delivery application.

These 'labor-light' deployments enable operators to maximize resources and investment. When combined with FieldShield Pushable Optical Fiber and FieldShield SmarTerminal, the Clearfield FieldShield MPO Pushable Connector's plug-and-play design lowers operating expenses by reducing the amount of pre-engineering, splicing and slack storage space required which in turn lowers the time, labor and equipment needed for installation. The design also makes it possible for restoration to be achieved more easily and quickly.

Clearfield Headquarters Under Construction:
Occupancy January 2015


CLEARFIELD

November 13, 2014 14

Clearfield has made it a practice to not announce customer "wins". As our competitors are billion dollar organizations, it would be a competitive disadvantage for us to disclose significant details regarding our business. Furthermore, it is impossible for Clearfield to provide guidance on the spending plans of our customers, as only those organizations are privy to the timing of their builds and the various economic, political, and even weather-driven issues that drive their businesses.

We do, however, anticipate that some of these building obstacles will result in revenues in early FY15 that may be less than revenues during the same period in FY14. As a shareholder of Clearfield, I am confident in our decision to increase our manufacturing footprint in the U.S. by 40% and adding an additional 20% capacity in Mexico. I have earned a reputation as being fiscally conservative. Actually, that's only partially accurate. Rather, I champion a disciplined return on investment profile that dictates demonstrated ROI for any investment we make. While we can not guarantee future performance, we expect to have these manufacturing systems fully on line in order to respond to anticipated demand in the latter period of FY15 and beyond.


CLEARFIELD
FY14 Year-End "FieldReport"
November 13, 2014
15

As a public company, it is a challenge to report revenue and earnings every 90 days. These short periods of time , whether the numbers are higher or lower than anticipated, rarely show the true picture of our success or opportunity. We believe a longer period better represents true performance. Since forming Clearfield in 2008, our compounded annual growth rate has been nearly 17%. Clearfield's 2015 budget is aimed to deliver revenues that are consistent with our compounded annual growth rate to date.

Consistent with our past practices, we are continuing to work with all of our customers to design new and innovative technologies that will reduce the cost of broadband deployment. With the market forecasted for significant growth in 2016, we are focused in 2015 to gain not only share of market, but also share of mind and pocketbook. I would be happy to address your questions. Please forward your inquires to IR@clfd.net. Relevant questions and our responses will be posted on the Clearfield Investor Relations web-page.